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                                                                    Exhibit 99.1

[LOGO]                                                           News Release
EEX Corporation
2500 CityWest Blvd., Suite 1400, Houston, Texas 77042

Contact:
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Liz Bishop . (713) 243-3111
Investor Relations

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EEX ANNOUNCES MERGER WITH NEWFIELD EXPLORATION COMPANY
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     HOUSTON, TEXAS (May 29, 2002) -- EEX Corporation (NYSE: EEX) has entered into a definitive merger agreement with Newfield Exploration Company (NYSE:
NFX).

     Under the agreement, each share of EEX common stock would receive 0.05703 shares of Newfield common stock. EEX's common shareholders will also have the option to elect to receive units in a new trust in lieu of Newfield stock. Approximately 42.5 million trust units will be available. For each unit that an EEX shareholder elects to receive, the number of shares of Newfield common stock that the shareholder would otherwise receive will be reduced by 0.00054 of one share. The trust will own overriding royalty interests in future production from defined intervals generally below 20,000 feet from certain Gulf of Mexico lease blocks in which EEX owns or may acquire an interest. There is no production currently associated with the royalty interests.

     The holders of EEX's preferred stock, each of whom has signed a voting agreement to vote its shares in favor of the merger, will receive a total of 4.7 million shares of Newfield common stock in the merger.

     Tom Hamilton, Chairman and President, Chief Executive Officer, said, "This merger combines two strong onshore U.S. production companies and will provide significant economies of scale in their operation. The combined companies will have the strong balance sheet necessary to realize the potential value represented by EEX's Llano area assets and Gulf of Mexico deep prospect exploration inventory. In addition to the Newfield shares, the royalty trust arrangement provides the EEX shareholders an opportunity to realize incremental value from the exploration potential of our deep shelf program."

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     This merger is structured to be a tax-free reorganization under the
Internal Revenue Code of 1986, as amended, except to the extent of cash paid in lieu of fractional shares and units in the royalty trust.

     The merger is subject to the approval of EEX's shareholders, certain regulatory approvals and other conditions. The transaction is expected to close in the third quarter of 2002. Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as financial advisors and have provided fairness opinions to EEX in this transaction.

     EEX has also entered into a new $250 million secured revolving credit agreement with its banks that replaces the current agreement under which EEX was in default. This new bank agreement expires March 31, 2003.

     EEX Corporation is an oil and natural gas exploration and production company with activities currently focused in Texas, Louisiana and the Gulf of Mexico.


Conference Call Information
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     Newfield will host a conference call at 8:30 a.m. CSDT / 9:30 a.m. ESDT on
Thursday, May 30, 2002 to discuss this acquisition and answer questions. A graphic presentation will be used during the conference call and it is now available on Newfield's web site. To participate in the conference call, please dial (719) 457-2661 about 10 minutes prior to the scheduled start time. In addition, a listen-only broadcast of the call will also be provided over the Internet at www.newfld.com, under Investor Relations. Please go to the web site at least 10 minutes early to register, download and install any necessary audio software.

     If you are not able to participate in the conference call, an audio replay will be available through June 5, 2002 by dialing (719) 457-0820 and enter conference code 446989. A replay over the web at the above address will be available shortly after the call and will remain on the site for about 90 days. In addition, the script used in the conference call will be posted on the web site and will be available through June 5, 2002.

Investor Notices
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     Investors and security holders are urged to read the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 to be filed with the SEC in connection with the proposed merger because it will contain important information about EEX, Newfield and the proposed merger. EEX and Newfield will file with the SEC, and EEX will mail to its shareholders, the proxy statement/prospectus.

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     Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by EEX and Newfield with the SEC at the SEC's Web site at www.sec.gov. The proxy statement/prospectus and such other documents relating to EEX may also be obtained for free from EEX by directing such request to: EEX Corporation, 2500 CityWest Blvd., Suite 1400, Houston, Texas 77042, Attention: Liz Bishop, Investor Relations, or by calling (713) 243-3111.

     EEX, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from EEX's shareholders in connection with the merger. Information regarding such persons and a description of their interests in the merger may be found in EEX's Proxy Statement for its Annual Meeting of Shareholders to be held on May 30, 2002 and will be contained in the Registration Statement on Form S-4 when it is filed.


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This report includes forward-looking statements within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EEX believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Results of the current periods may not be indicative of future results. Important factors that could cause actual results to differ materially from those reported and in forward-looking statements include the timing and extent of changes in commodity prices, the ability to sell or lease the Cooper Infrastructure, the timing and extent of success in drilling, discovering, developing and producing or acquiring oil and gas reserves, the extent of our reserve potential, liquidity and the ability to fund capital programs, conditions of the capital and equity markets, and federal and state regulatory developments. EEX's periodic reports filed with the Securities and Exchange Commission include a discussion of important factors that could cause actual results to differ materially from those indicated in forward-looking statements.

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   For additional information, call 1-888-EEX-NEWS, or visit our Web site at
                               http://www.eex.com